Exhibit 10.7

Horn & Co. Draft, January 31, 2018

AMENDMENT TO THE SECOND AMENDED AND RESTATED ENGAGEMENT AGREEMENT

This Amendment to the Second Amended and Restated Engagement Agreement (the “Amendment”) is entered into on January 31, 2018 (the “Signing Date”), and will be effective as of September 26, 2017 (the “Effective Date”) by and between INX Ltd. (the “Company”) and A-Labs Finance and Advisory Ltd. (the “Advisor”).

WHEREAS,	the Company and the Advisor entered into an agreement pursuant to the Engagement Agreement dated as of the Effective Date, as amended on December 14, 2017, December 27, 2017 and December 28, 2017 (the “Agreement”); and

WHEREAS,	The parties agreed to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the parties agree as follows:

1.	Capitalized terms not otherwise defined herein shall bear the meanings ascribed to them in the Agreement.

2.	Section 4.1.3.3 shall be deleted in its entirety and replaced with the following:

“A-Labs acknowledges that it holds 1,120,000 Ordinary Shares of the company constituting 12.57% of the share capital of the Company on a fully diluted basis as of the Signing Date”.

3.	Section 4.1.4 shall be deleted in its entirety and replaced with the following:

“Upon the consummation of the contemplated initial public offering of Tokens in which the Company shall raise from third parties within the United States of America and/or from third parties which are deemed US persons not less than US$ 10,000,000 in consideration for Tokens, the Company shall pay A-Labs a one-time cash payment in the amount of US$ 500,000 (the “US Success Fee’’).” ..

4.	Section 4.1.4.A shall be added to the Agreement after Section 4.1.4 and shall state as follows:

“4.1.4.A. A-Labs will be entitled to a percentage of all ICO Proceeds upon the Closing of a Successful ICO (the ‘‘NON-US Success Fee’’), as follows:

Amount of ICO Proceeds	Success Fee
ICO Proceeds of up to US$30 million.	10% of the ICO Proceeds.
ICO Proceeds in excess of US$30 million and up to US$100 million.	5% of the ICO Proceeds.
ICO Proceeds in excess of US$ 100 million and up to US$200 million.	6% of the ICO Proceeds.
ICO Proceeds in excess of US$200 million.	7.5% of the ICO Proceeds.

For the purpose of this Section 4, the term “ICO Proceeds” shall mean the total aggregate amounts paid by purchasers of Tokens other than those accounted for by Section 4.1.4 above in cash, Bitcoin or Ethereum, actually received by the Company an or prior to the closing of the ]CO (the “ICO Day”).

For the purpose of this Agreement, the term “Successful ICO” shall mean an initial public offering of Tokens in which the Company shall raise from third parties other than those accounted for by Section 4.1.4 above, no less than US$ 10,000,000 in consideration for Tokens.

Horn & Co. Draft, January 31, 2018

The US Success Fee and the Non-US Success Fee shall be referred hereto together as the “Success Fee”.

5.	Unless amended hereby, all provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and the Advisor has duly executed this Amendment by its duly authorized officer as of the day and year first above written.

This Amendment will come into effect only upon the signature of both the Company and the Advisor.

INX LTD.		A-LABS FINANCE AND ADVISORY LTD.

By:	/s/ James Crossley	By:	/s/ Doron Cohen
Name:	James Crossley	Name:	Doron Cohen
Title:	Director	Title:	CEO